EXHIBIT 99.1

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES ANNUAL MEETING DATE

ATLANTA, October 5, 2004 – The Board of Directors of Acuity Brands, Inc. (NYSE: AYI) declared a quarterly dividend of 15 cents per share. The dividend is payable on November 1, 2004 to shareholders of record on October 18, 2004.

In other news, Acuity Brands announced that it will hold its Annual Meeting of Stockholders at 1:00 p.m. ET on Thursday, January 6, 2005, in the Amphitheater at the Georgia Tech Hotel and Conference Center, 800 Spring Street NW, Atlanta, Georgia. The quarterly meeting of the Company’s Board of Directors will also take place that day.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Enforcer®, and Selig Industries™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.